UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒    Soliciting Material Pursuant to §240.14a-12

INSPIRATO INCORPORATED
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On August 14, 2025, the Denver Business Journal published an article about the pending merger of Inspirato Incorporated with Buyerlink, Inc.:
Luxury travel firm Inspirato to merge with Buyerlink, rebrand as One Planet Platforms
A beachfront Inspirato property in Los Cabos, Mexico
Nathan Hindman/Provided by Inspirato

By Jenna Barackman	– Reporter, Denver Business Journal
Aug 14, 2025

A Denver-based luxury travel company will soon be merged into another business and its stock will trade under a different name if a deal it struck with an online digital marketing platform is completed as expected.
Inspirato Inc. — a luxury travel subscription platform that provides its 11,200 members access to 325 upscale vacation properties and 200 hotel partnerships around the world — recently reached an agreement to merge with a Walnut Creek, California-based digital marketing company called Buyerlink, which is owned by Payam Zamani, Inspirato’s CEO and chairman.
Zamani and One Planet Group, a private equity firm he founded in 2015 and owns, have owned approximately half of Inspirato since December. Zamani, through One Planet Group, founded Reply.com, which was later rebranded to Buyerlink, in 2001. Buyerlink is wholly owned by One Planet Group.
Under the reverse merger deal, Inspirato will change its corporate name to One Planet Platforms, Inc., and the company will begin trading under a new ticker symbol. Buyerlink will become a wholly owned subsidiary of Inspirato.
The 700-employee company created in the merger will be more financially healthy for Inspirato as the vacation business tries to become more upscale and attract new customers, Zamani predicts.

“Buyerlink is profitable and has been profitable for a long time,” Zamani said. “It’s got significant margins and a stable, defined business. The combined entity will be able to take advantage of similar blueprints as it builds a strong foundation.”
Inspirato went public in early 2022 and has experienced large share-price swings, struggled with financial losses, layoffs and falling sales of its travel and pass sales.
Zamani stepped in as Inspirato’s CEO in August, promising to steer the struggling company toward profitability — a goal he says the company will complete in fiscal year 2025. In his first year, he cut the company's expenses by tens of millions of dollars without laying off more employees.
Inspirato reported a net loss of $5.3 million in the second quarter ending June 30, and, under Zamani, continued to cut expenses by $7 million, down 27% compared to last year, in an effort to focus on “operational efficiency.”
The merger
Inspirato’s reverse merger with Buyerlink is expected to be completed before the end of September, and Zamani anticipates the combination to be “financially accretive” from day one, he said in a conference call this week.
Zamani’s Buyerlink, which he said has grown by more than 20% over the last five years but is still a smaller company than Inspirato, with an equity valuation of $326.3 million.

Zamani said Buyerlink will act as a partner to Inspirato by generating cash flow for the company, diversifying the it, bringing in new engineers and new technology for the travel business's customers to use.

“I’m very familiar with Buyerlink and I found that, as a result, the risks of combining the two entities goes down significantly,” he said. “Every merger can have risk, but those risks are diminished because of the knowledge I have of both businesses.”

The post-merger company also plans a reverse stock split, consolidating every five shares of stock into one share in an attempt to lift its share price and make the company's stock more valuable.

The company's board will also be reconstituted under the deal, with six of seven members selected by Buyerlink, and giving Zamani “effective control,” company filings say. The result will be Inspirato stockholders having "significantly less influence” on the company’s policies after the merger, SEC filings say.

One Planet will own approximately 91% of the company's common stock, according to SEC filings.

But Inspirato won’t be taking a backseat to Buyerlink, Zamani said. Inspirato’s addressable market will likely grow significantly as a result of the merger, he said, and the introduction of a new Inspirato Pass product will attract new customers.

“We're going to focus very heavily on Inspirato as an independent brand,” he said. “On the back end, the brand is going to benefit a lot from cash flow, access to capital and access to better technology, which will then give a better experience for our members with new technology inside the homes and on the website.”

The Inspirato Pass
A major goal of Zamani’s is to rebrand Inspirato as more of a luxury travel business. He has said he plans to turn away from a “high churn, transaction-based subscription model in favor of the Inspirato Club membership product."
“Luxury travel is evolving and we need to evolve with it,” he said.

On Thursday, Inspirato is publicly unveiling its Inspirato Pass, a new, exclusive membership program costing $40,000 a year; the company aims to limit membership to 2,500 people, or around 10% of the company's total membership class.
The business has 1,200 membership spots remaining in its Inspirato Pass pre-sale, the company said. In the future, it may consider offering an additional 100 to 150 spots.
Inspirato is reinvesting much of its savings as a result of cuts back into its properties to create a better product for members, Zamani said. That includes purchasing new properties in desirable areas such as Marbella, Spain, redesigning its properties and cutting ties with properties that don’t meet its luxury standards, he said.
“If you look at every one of our homes and you compare them to the homes we have removed from the portfolio, you’ll see a significant difference in the way we have furnished and reimagined things like the interior design,” he said. “Every one of these steps has been very much focused on elevating the club and elevating the experience that our members have when they open the doors to our homes.”
Zamani expects growth from striking partnerships with other luxury brands, such as the recent deal the company made with car rental service Sixt. He said the brand would be announcing additional partnerships — particularly in the air travel space — in the next few months.
“Ultimately, you become the average of your friends,” he said. “We want to make sure that the brands that we're going to work with are going to be brands that we are really proud of.”
It also sees growth in the rental car and used car industry, which Buyerlink is heavily invested in. Buyerlink owns usedcars.com and Auto Trader, a car sale marketplace.
https://www.bizjournals.com/denver/news/2025/08/14/inspirato-ceo-sees-big-potential-in-merger-deal.html

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this release include, but are not limited to, the Company’s ability to consummate proposed business combination with Buyerlink, Inc. (the “merger”) and the Company’s expectations regarding the performance of the post-merger entity. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in the Company’s plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the risk of the Company’s stockholders not approving the merger, the occurrence of any event, change or other circumstances that could result in the merger agreement being terminated or the transactions contemplated thereby not being completed on the terms reflected in the merger agreement, or at all, and uncertainties as to the timing of the consummation of the transactions; the ability of each party to consummate the transactions; and other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2025. All information provided in this communication is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date hereof.

IMPORTANT INFORMATION FOR STOCKHOLDERS

This communication may be deemed to be solicitation material in respect of the proposed merger of Inspirato and Buyerlink. Information regarding the proposed merger can be found in Inspirato’s preliminary proxy statement on Schedule 14A, which was filed with the SEC on July 31, 2025, and any amendments thereto. This communication is not a substitute for the definitive proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the proposed merger. INSPIRATO SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Inspirato, Buyerlink and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information about the directors and executive officers of Inspirato is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on April 24, 2025. This document can be obtained free of charge from the SEC website indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the merger will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.